Stein Roe Balanced Fund
Stein Roe Growth Stock Fund
Stein Roe Capital Opportunities
Stein Roe International Fund
Stein Roe Young Investor Fund
Liberty Midcap Growth Fund
Stein Roe Focus Fund
Stein Roe Asia Pacific Fund
Stein Roe Small Company Growth Fund
Liberty Growth Investor Fund	(Funds)

77L Changes in accounting principals and practices

     The Funds have proposed to revoke their ss.171(c) election under the Internal Revenue Code, thus changing their accounting method for premium amortization.

As required, effective September 1, 2001, the Liberty Stein Roe
Funds Investment Trust has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing and accreting all premiums and discounts on debt securities as required for adherence to generally accepted accounting principles. The financial statements and notes to financial statements have been adjusted accordingly for Stein Roe Balanced Fund, Stein Roe Growth Stock Fund,Stein Roe Capital Opportunities Fund, Stein Roe International Fund, Stein Roe Young Investor Fund, Liberty Midcap Growth Fund, Stein Roe Focus Fund, Stein Roe Asia Pacific Fund, Stein Roe Small Company Growth Fund and Liberty Growth Investor Fund, which were materially impacted by this change.

77Q1- Management Agreement



                             LIBERTY-STEIN ROE FUNDS
                                INVESTMENT TRUST

                           STEIN ROE ASIA PACIFIC FUND
                             SUB-ADVISORY AGREEMENT
                                      WITH
                           NEWPORT PACIFIC MANAGEMENT


AGREEMENT dated as of November 1, 2001, among LIBERTY-STEIN ROE FUNDS INVESTMENT TRUST, a Massachusetts business trust (the "Trust"), with respect to STEIN ROE ASIA PACIFIC FUND (the "Fund"), STEIN ROE & FARNHAM INCORPORATED, a Delaware corporation ("Adviser"), and NEWPORT PACIFIC MANAGEMENT, INC., a California corporation (the "Sub-Adviser").

In consideration of the promises and covenants herein, the parties agree as follows:

1. The Sub-Adviser will manage the investment of the assets of the Fund in accordance with its investment objective, policies and limitations set forth in the Trust's prospectus and statement of additional information, as amended from time to time, and will perform the other services herein set forth, subject to the supervision of the Adviser and the Board of Trustees of the Trust.

2. In carrying out its investment management obligations, the Sub-Adviser shall:

(a) evaluate such economic, statistical and financial information and undertake such investment research as it shall believe advisable;

(b) purchase and sell securities and other investments for the Fund in accordance with the procedures described in the Trust's prospectus and statement of additional information; and

(c) report results to the Adviser and to the Board of Trustees.

3. The Sub-Adviser shall be free to render similar services to others so long as its services hereunder are not impaired thereby.

4. The Adviser shall pay the Sub-Adviser a monthly fee at the annual rate of 0.55% of the average daily net assets of the Fund for managing the investment of the assets of the Fund as provided in paragraph 1 above. Such fee shall be paid in arrears on or before the 10th day of the next following calendar month.

5. This Agreement shall become effective on the date first written above, and
(a) unless otherwise terminated, shall continue until July 31, 2003, and from year to year thereafter so long as approved annually in accordance with the 1940 Act; (b) may be terminated without penalty on sixty days' written notice to the Sub-Adviser either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund; (c) shall automatically terminate in the event of its assignment; and (d) may be terminated without penalty by the Sub-Adviser on sixty days' written notice to the Trust.

6. This Agreement may be amended in accordance with the 1940 Act.

7. For the purpose of the Agreement, the terms "vote of a majority of the outstanding shares," "affiliated person" and "assignment" shall have their respective meanings defined in the 1940 Act and exemptions and interpretations issued by the Securities and Exchange Commission under the 1940 Act.

8. In the absence of willful misfeasance, bad faith and gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Trust or the Fund, to any shareholder of the Trust or the Fund or to any other person, firm or organization, for any act or omission in the course of or connection with rendering services hereunder.

9. The Fund may use the name "Newport," or any other name derived from that name, only for so long as this Agreement or any extension, renewal, or amendment hereof remains in effect, including any similar agreement with any organization that shall have succeeded to the business of the Sub-Adviser. At such time as this Agreement or any extension, renewal or amendment hereof, or each such other similar successor organization agreement shall no longer be in effect, the Fund will cease to use any name derived from the name "Newport," any name similar thereto, or any other name indicating that it is advised by or otherwise connected with the Sub-Adviser, or with any organization which shall have succeeded to the Sub-Adviser's business as an investment adviser.

10. The Sub-Adviser is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Fund. The Sub-Adviser further agrees that it shall not seek satisfaction of any such obligation from the shareholders of the Fund, nor from the Trustees or any individual Trustee of the Trust.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STEIN ROE ASIA PACIFIC FUND
BY: LIBERTY-STEIN ROE FUNDS INVESTMENT TRUST

BY:
    -------------------------------------------------
         William J. Ballou
          Secretary

NEWPORT PACIFIC MANAGEMENT, INC.

BY:
    -------------------------------------------------
Name:
Title:

STEIN ROE & FARNHAM INCORPORATED

BY:
    -------------------------------------------------
         William J. Ballou
          Assistant Secretary























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